Exhibit. 10.23
Employment Agreement

This Employment Agreement (this "Agreement"), dated as of 8 May 2007, is entered into between China Agritech Inc. (the Company), with its principal office at room 706-707, No8. Dongdaqiao Road, Chaoyang District, Beijing, China and Kelviz Lim Kok Siak ("Employee"), residing at Changshou Road, Lane 1028, Block 34, Unit 2504, Shanghai 200042, China.

WHEREAS, the Company desires to retain Employee's services as Financial Controller, and Employee desires to be retained by the Company to serve as Financial Controller.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

Compensation and Benefits.
The Company shall pay the following compensation and provide the following benefits to Employee during the Term of Employment:

Base Salary.

Employee shall receive a base salary of RMB720,000 per annum (the "Base Salary") effective 1 July 2007, which is payable on a 12 months basis, in accordance with the customary payroll practices of the Company. If the rate of Base Salary per annum paid to Employee is increased during the Term of Employment, such increased rate shall thereafter constitute the Base Salary for all purposes of this Agreement. Employee's Base Salary shall not be decreased during the Term of Employment without the mutual consent of Employee and the company.

Employee shall agree to have a probation period for three months, within this probation period, employee shall receive a monthly salary of RMB55,000.

This Employment Agreement may be terminated with not less than two month’s notice in writing or payment in lieu of notice on either side.

Bonus Compensation

Employee will be eligible to participate in the Company's annual bonus incentive compensation program for senior employees and executives. The actual award will be earned on the basis of Employee's individual performance as well as the performance of the Company.

Annual leave

Employee will be entitled to 20 working days paid annual leave each calendar year and on pro-rated basis for services rendered less than a year

Insurance Cover

Employee and his spouse will be covered by an insurance policy which covers Employee and his spouse for accidental death and permanent disability. Employee and his spouse will also be covered by an insurance policy which covers for personal accident and emergency evacuation when employee and his spouse travel abroad.

Medical Cover

Medical cover is provided for consultation, medication and hospitalization.

Employee and his spouse are entitled to medical cover. Consultation, medication and hospitalization incurred both within and outside People’s Republic of China (“PRC”) will be paid on reimbursement basis.

The medical covers mentioned above include maternity services.

Home Trip Allowance

Employee and his spouse will be entitled to a home trip allowance of RMB20,000 each calendar year and on a pro-rated basis for services rendered less than a year.

Relocation Assistance

Employee will be entitled to relocation assistance allowances of equivalent to one month of base salary.

Responsibility and contents:

1.	In accordance with US GAAP, the employee should set up the consolidation accounting forms and verify the financial reports for the Company.
2.	The employee should coordinate with external auditor to accomplish auditing of forms in time.
3.	The employee should compliance and implementation for internal control and corporate governance in accordance with Sarbanes-Oxley Act 404.
4.
In accordance with the arrangement and request of transferring to the main board, the employee should coordinate with attorney, auditor, financial advisor and IR firms, and work out and file the relevant documents.

Responsibility and contents: (continued)

5.	The employee should harmonize the relationship between SEC and NASDAQ. According to their regulations, the employ should file relevant reports and documents in time.
6.	The Employee should organize information disclosure, and coordinate with investor relation.
7.	The Employee should participate in or organize financing and operating of capital market.
8.	The Employee should manage the relationship with agent and media, find-tune the public relationship.
9.	The Employee should follow up, understand and control regulations relating to listing, transferring to main board, financing and acquisition to the board of director in time.
10.	The Employee should participate in examining financial system regulation. Supervise the financial operating and income and expense of capital of subordinates.
11.	The Employee should participate in examining material financial decisions. Draft projects of accounting budget and finial accounting.
12.	The Employee should carry out financial supervision of the material operating projects proved by the board of director.

Indemnification

Except for fulfill his obligation or carry out rules and regulation, the Employee promises that never disclose business secret to third party by any means without the Company’s permission during the term of engagement or after the end of engagement. Including but not limited:
1. Indemnification item in material decision of the company
2. Business strategy, operating goals, projects, items and decision which have not been implemented by the company.
3. Contracts, agreement, letter of intent, technical data, availability report and records of important meeting controlled by internal company.
4. Financial budget and final accounting reports and various internal financial and statistic forms.
5. All information controlled by the company has not been disclosed publicly
7. Information, data, invent and situation whose public disclosure may cause negative effect to the company
6. Internal documents, management projects, human resource filings, salary system, wages income and data.

IN WITNESS WHEREOF, Employee and the authorized representative of China Agritech Inc, execute and enter into this Agreement as of the date first written above.

EMPLOYEE	China Agritech Inc

/s/ Lim Kok Siak	/s/ Yu Chang
Mr. Lim Kok Siak	Name: Yu Chang
Passport No: Date: May 8, 2007	Title: Chief Executive Officer Date: May 8, 2007